UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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o	Soliciting Material Pursuant to §240.14a-12

CARRIZO OIL & GAS, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held at 9:00 a.m. on Tuesday, June 24, 2008, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about the nominees for the Board.  Other matters on which action is expected to be taken during the meeting are also described.

We hope you will find it convenient to attend in person.  Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

A copy of the Company’s 2007 Annual Report to Shareholders is also enclosed.

Sincerely,

/s/ S.P. Johnson IV
S.P. Johnson IV
President and Chief Executive Officer

CARRIZO OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 24, 2008

To the Shareholders of
Carrizo Oil & Gas, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) will be held at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas, on June 24, 2008, at 9:00 a.m. for the following purposes:

(1)	to elect seven members to the Board of Directors for the ensuing year;

(2)	to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 90,000,000;

(3)	to approve the appointment of Pannell Kerr Forster of Texas, P.C. as independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(4)	to transact such other business as may properly come before the meeting.

The Company has fixed the close of business on May 12, 2008, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.  Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

/s/ Paul F. Boling
Paul F. Boling
Secretary

April 29, 2008
1000 Louisiana Street, Suite 1500
Houston, TX 77002

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 24, 2008.

The proxy statement and annual report to shareholders are available at www.crzo.net/proxy2008.pdf

CARRIZO OIL & GAS, INC.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), to be voted at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas on June 24, 2008, at 9:00 a.m., and any and all adjournments thereof.

This statement and the accompanying form of proxy are first being mailed to shareholders on or about May 15, 2008.  In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact.  The Company will pay the cost of soliciting proxies in the accompanying form.  The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

Voting Procedures

Shareholders of record as of May 12, 2008, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof.  On April 25, 2008, the issued and outstanding capital stock of the Company consisted of 30,628,724 shares of common stock, par value $0.01 per share (the “Common Stock”).  No other class of stock is outstanding.  Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders.  Cumulative voting is not allowed.  The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy.  As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed in this proxy statement; (2) for the amendment of the Amended and Restated Articles of Incorporation; (3) for the appointment of Pannell Kerr Forster of Texas, P.C. (“PKF”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting.  A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date.  A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given.  Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect.  Shares represented by “broker nonvotes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter, and thus will be disregarded in the calculation of “votes cast” with respect to that matter (even though those shares may be considered as entitled to vote or be voted on other matters).  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information concerning (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of the Common Stock as of December 31, 2007, and (2) the shares of Common Stock beneficially owned as of March 28, 2008 by each director, the Chief Executive Officer, the Chief Financial Officer and three other executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors collectively.  Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.  As of March 28, 2008, the Company had 30,615,845 shares of Common Stock issued and outstanding.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Common Stock (rounded)
Directors and Executive Officers:
S. P. Johnson IV	751,806	2.4%
Paul F. Boling	59,980	*
Gregory E. Evans	51,088	*
J. Bradley Fisher	41,487	*
Richard H. Smith	16,845	*
Steven A. Webster	2,573,991	8.3%
Thomas L. Carter, Jr.	17,125	*
Paul B. Loyd, Jr.	170,590	*
F. Gardner Parker	100,000	*
Roger A. Ramsey	29,000	*
Frank A. Wojtek	152,458	*
Executive Officers and Directors as a Group (11 persons)	3,964,370	12.7%
Columbia Wanger Asset Management, L.P. (3)	2,532,993	8.1%
Centennial Energy Partners, L.L.C. (4)	1,955,922	6.3%
Neuberger Berman Inc. (5)	2,159,402	6.9%
__________

* Less than 1%.

(1)
Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned.  None of the shares beneficially owned by our executive officers or directors are pledged as security, except for 120,000 shares held in a margin account by Mr. Wojtek.  The business address of each director and executive officer is c/o Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

(2)
The table includes shares of Common Stock that can be acquired through the exercise of options within 60 days of March 28, 2008 as follows: Mr. Johnson — 236,668, Mr. Boling — 19,250, Mr. Evans — 13,333, Mr. Fisher — none, Mr. Smith — none, Mr. Webster — 285,834, Mr. Carter — 3,334, Mr. Loyd — 29,500, Mr. Parker — 55,000, Mr. Ramsey — 13,500, Mr. Wojtek — 2,500, and all executive officers and directors as a group —658,919.  The percent of the class owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

(3)
Based solely on a Schedule 13G filed on January 22, 2008, Columbia Wanger Asset Management, L.P., an investment advisor, reported sole voting power over 2,382,993 shares, shared voting power over 150,000 shares and sole dispositive power over 2,532,993 shares.  The address of the principal business office of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)
Based solely on a Schedule 13G filed on February 12, 2008, Centennial Energy Partners, L.L.C. reported shared voting power and shared dispositive power over 1,955,922 shares.  Peter K. Seldin, the managing member of Centennial Energy Partners, L.L.C., also reported shared voting power and shared dispositive power over 1,955,922 shares.  The address of the principal business office of Centennial Energy Partners, L.L.C. is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

(5)
Based solely on a Schedule 13G filed on February 13, 2008, Neuberger Berman Inc. reported sole voting power over 42,175 shares, shared voting power over 1,686,927 shares and shared dispositive power over 2,159,402 shares.  Neuberger Berman, LLC also reported sole voting power over 42,175 shares, shared voting power over 1,686,927 shares and shared dispositive power over 2,159,402 shares.  Neuberger Berman Management Inc. reported shared voting power over 1,686,927 shares and shared dispositive power over 1,686,927 shares.  Neuberger Berman Equity Funds reported shared voting power over 1,661,527 shares and shared dispositive power over 1,661,527 shares.  The address of the principal business office of each of these entities is 605 Third Avenue, New York, New York  10158.

PROPOSAL I

ELECTION OF DIRECTORS

The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2009 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or until their resignation or removal:  Mr. S.P. Johnson IV, Mr. Steven A. Webster, Mr. Thomas L. Carter, Jr., Mr. Paul B. Loyd, Jr., Mr. F. Gardner Parker, Mr. Roger A. Ramsey and Mr. Frank A. Wojtek.  The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.  The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director.

Nominees

The following sets forth information concerning the seven nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2008, position with the Company and business experience during the past five years.  All nominees are currently serving as directors and are standing for re-election.

S.P. Johnson IV, age 52, has served as our President and Chief Executive Officer and a director since December 1993.  Prior to that, he worked for Shell Oil Company for 15 years.  His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering.  Mr. Johnson is also a director of Basic Energy Services, Inc. (a well servicing contractor) and Pinnacle Gas Resources, Inc. (a coalbed methane exploration and production company).  Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

Steven A. Webster, age 56, has been the Chairman of our Board of Directors since June 1997 and has been a director since 1993.  Mr. Webster has served as Co-Managing Partner and President of Avista Capital Partners, a private equity firm focused on investments in the energy, media and healthcare sectors, since July 2005.  From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business.  From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988.  Mr. Webster is also a director of Grey Wolf, Inc. (an onshore drilling company), SEACOR Holdings, Inc. (a marine transportation and service provider), Geokinetics, Inc. (a seismic acquisition and geophysical services company), Basic Energy Services, Inc., Hercules Offshore, Inc. (an offshore drilling contractor) and Pinnacle Gas Resources, Inc., as well as various private companies.  He is also a trust manager of

Camden Property Trust (a real estate investment trust).  Mr. Webster holds an M.B.A. degree from Harvard Business School and a Bachelor of Science in Industrial Management degree from Purdue University.

Thomas L. Carter, Jr., age 56, has been a director since March 2005.  He has been President and Chief Executive Officer of Black Stone Minerals Company, L.P., a privately-owned Delaware limited partnership located in Houston, Texas, since its formation in 1998.  Mr. Carter has also served as Managing General Partner of Black Stone Energy Company from 1980 to the present.  Prior to the formation of Black Stone, Mr. Carter served as Managing General Partner of W.T. Carter & Bros. from 1987 through 1992.  From 1975 to 1979, Mr. Carter was with Texas Commerce Bank in Houston, Texas.  Mr. Carter holds an M.B.A. and B.B.A. from the University of Texas at Austin.

Paul B. Loyd, Jr., age 61, has been a director since 1993.  Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation from 1991 to 1997 and from 1999 to 2001 until its merger with Transocean Inc.  Mr. Loyd has been the principal of Loyd & Associates, Inc., a private financial consulting firm, since 1989.  Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company, from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry.  Mr. Loyd is currently a director of Frontier Oil Corporation (a refining and marketing company) and is a member of the Board of Trustees of Southern Methodist University.  Mr. Loyd served as President of our company from its inception in September 1993 until December 1993.  Mr. Loyd holds an undergraduate degree from Southern Methodist University and an M.B.A. degree from Harvard Business School.

F. Gardner Parker, age 66, has been a director since 2000.  He has been Managing Outside Trust Manager with Camden Property Trust since 1998.  He also serves on the boards of Sharps Compliance Corp. (a waste management services provider), Blue Dolphin Energy Company (a pipeline operations and oil and gas exploration and production holding company), Hercules Offshore, Inc. and Pinnacle Gas Resources, Inc.  In addition, he serves on the board of directors of the following private companies: Gillman Automobile Dealerships, Net Near U Communications, MCS Technologies, Camp Longhorn, Inc., nii communications, inc., Sherwood Healthcare Inc., and Arena Power.  Mr. Parker also worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner.  He is a graduate of The University of Texas.

Roger A. Ramsey, age 69, has been a director since 2004.  He is the Chairman and Chief Executive Officer of Medserve, Inc., a privately held corporation.  He served as Chairman of the Board of Allied Waste Industries, Inc. from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997.  Beginning in 1960, Mr. Ramsey was employed by the international accounting firm of Arthur Andersen LLP.  In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. and served as its Vice President and Chief Financial Officer until 1976.  Mr. Ramsey is a director of WCA Waste Corporation (a waste management company), a public company.  Mr. Ramsey is also a member of the Board of Trustees at Texas Christian University and Chairman of the Board of Vericenter, Inc., a privately held corporation.

Frank A. Wojtek, age 52, has been a director since 1993.  He has been Vice President, Secretary and Director of A-Texian Compressor, Inc. (a natural gas compression services company) since July 2004.  Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003.  From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation (an offshore drilling company).  Mr. Wojtek has also held the positions of Vice President and Secretary/Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989.  Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry.  Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas.

Director Independence

The Board has determined that Messrs. Carter, Loyd, Parker, Ramsey and Wojtek are “independent directors” within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market.

Committees of the Board of Directors

The Board of Directors held four meetings during the fiscal year ended December 31, 2007, and transacted business on seven occasions during the fiscal year by unanimous written consent.

During 2007, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served held during his service on the Board of Directors.  The Board of Directors has a Nominating Committee, an Audit Committee, a Compensation Committee and a Budget Committee.

The Board of Directors has a Nominating Committee, which currently consists of Messrs. Loyd and Carter.  The primary responsibilities of the Nominating Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors and recommending membership on standing committees of the Board of Directors.  The Nominating Committee held one meeting during 2007.  A copy of the Nominating Committee Charter may be found on the Company’s website at www.crzo.net.  The Board of Directors has determined that Messrs. Loyd and Carter are independent for purposes of Nasdaq Marketplace Rule 4200(a)(15).

The Board of Directors has an Audit Committee, which currently consists of Messrs. Parker (chairman), Carter and Ramsey.  The Audit Committee held six meetings during 2007.  The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing the Company’s annual audit report or performing other audit, review or attest services for the Company.  The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for preapproval of audit and nonaudit services.  The Audit Committee also reviews and discusses the annual audited financial statements with management and the independent registered public accounting firm.  A copy of the Audit Committee Charter may be found on our website at www.crzo.net.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act.  In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).  Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

The Board of Directors has a Compensation Committee which currently consists of Messrs. Parker (chairman) and Ramsey.  The Compensation Committee held five meetings during 2007.  The primary responsibilities of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and our other executive officers and oversee and advise the Board on the policies that govern our compensation programs.  The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management.  The Compensation Committee retains the independent compensation consulting firm of A.G. Ferguson & Associates, Inc. to provide the Compensation Committee with market data and recommendations regarding our executive compensation program.  Our CEO annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer our incentive plan (subject in some cases to action by the full Board).  The Compensation Committee may delegate to the Chief Executive Officer and other senior officers of the Company certain of its duties under the incentive plan.  In February 2005, the Compensation Committee delegated authority to the Chief Executive Officer to designate certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, to receive options under the plan and to determine the number of options to be issued to each such designee, subject to certain limitations.  In October 2006, the Board of Directors designated a special stock award committee of the Board consisting solely of Mr. Johnson to award certain eligible participants, excluding

Section 16 officers and directors, shares of restricted stock under the plan and to determine the number of restricted shares to be issued, subject to certain limitations.

A copy of the Compensation Committee Charter can be found on our website at www.crzo.net.  The Board of Directors has determined that Messrs. Parker and Ramsey are independent for purposes of Nasdaq Marketplace Rule 4200(a)(15).

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders.  The Nominating Committee also considers requirements under the listing standards of the Nasdaq Stock Market, Inc. for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations.  The Nominating Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating Committee from a number of sources, including incumbent directors, officers, executive search firms and others.  The Nominating Committee will consider director candidates recommended by shareholders.  The extent to which the Nominating Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion.  Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole, the Nominating Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating Committee’s policy is that it will consider candidates for the Board recommended by shareholders.  Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Secretary, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	the financial and accounting background of the candidate, to enable the Nominating Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

Director Compensation

The table below contains information about the compensation received by each of our non-employee directors during 2007.  S. P. Johnson IV, our President and Chief Executive Officer, receives no extra pay for serving as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Steven A. Webster	180,000	(3)	62,744	12,601	─	255,345
Thomas L. Carter, Jr.	28,500		82,209	25,333	─	136,042
Paul B. Loyd, Jr.	12,000		32,884	3,135	─	48,019
F. Gardner Parker	50,000		164,418	4,925	─	219,343
Roger A. Ramsey	40,500		115,093	8,805	─	164,398
Frank A. Wojtek	20,000		32,884	1,742	─	54,626
_____________

(1)
Represents the compensation cost recognized by us in 2007 related to restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123(R).  As of December 31, 2007, our directors held unvested restricted shares in the following amounts:  Webster ─ 6,168, Carter ─ 2,500, Loyd ─ 1,000, Parker ─ 5,000, Ramsey ─ 3,500 and Wojtek ─ 1,000.

(2)
We did not grant any stock option awards in 2007.  These amounts represent the compensation cost recognized by us in 2007 related to option awards in prior years, in accordance with Statement of Financial Accounting Standards No. 123(R).  As of December 31, 2007, our directors held exercisable options to purchase our shares of Common Stock in the following amounts:  Webster ─ 285,834, Loyd ─ 29,500, Parker ─ 55,000, Ramsey ─ 13,500 and Wojtek ─ 2,500.  As of December 31, 2007, our directors held unexercisable options to purchase our shares of Common Stock in the following amounts:  Carter ─ 3,334.

(3)
Includes $165,000 paid pursuant to a consulting agreement between the Company and an entity owned by Mr. Webster.  See “Certain Transactions – Certain Matters Regarding Mr. Webster” for more information.

For the 2007-2008 director term, each director not employed by the Company or any of its subsidiaries (an “Outside Director”) received an annual retainer of $10,000 plus compensation of $2,500 per regular meeting attended ($1,000 if attended via telephone), $1,000 per special meeting attended ($500 if attended via telephone) and $1,000 per committee meeting ($500 if attended via telephone).  The additional annual retainers for the Chairmen of the Audit, Compensation and Nominating Committees were $12,500, $6,000 and $2,500, respectively, and for non-chairman members of the Audit and Compensation Committees were $7,500 and $4,000, respectively.  Outside director compensation for the 2008-2009 director term is expected to remain the same as the 2007-2008 term.  All directors are reimbursed for travel and lodging expenses of attending meetings.

Under the Incentive Plan, the Chairmen of the Audit, Compensation and Nominating Committees and the nonchairmen members of the Audit, Compensation and Nominating Committees who are deemed by the Committee to be independent for purposes of the rules of the Nasdaq Stock Market may be granted stock options and/or restricted stock at the discretion of the Board of Directors or the Compensation Committee.  The vesting terms of any stock options or shares of restricted stock granted to Outside Directors are at the discretion of the Compensation Committee or the Board of Directors.  Each stock option granted to an Outside Director (1) has a ten-year term and (2) has an exercise price equal to the fair market value of a share of Common Stock on the date of grant.  Shares of restricted stock granted to Outside Directors in the 2007-2008 director term and the 2008-2009 director term will become fully vested on the first anniversary of the date of grant.

Mr. Webster did not receive the award for the Nominating Committee Chairman in the 2007-2008 director term.  Mr. Webster will not receive the awards mentioned above which he would otherwise be entitled in light of the consulting agreement between the Company and an entity owned by Mr. Webster.  Although the Company may from time to time grant Mr. Webster stock options or restricted stock in his capacity as a consultant to the Company, the Company does not expect to make any regular grants of stock options or restricted stock to Mr. Webster.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Secretary, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.  Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.  The Company also has a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Director Attendance at Annual Meeting of Shareholders

The Company does not have a policy regarding director attendance at annual meetings of shareholders.   Five of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

Code of Conduct

The Company has a Code of Conduct that is applicable to all employees and directors and that satisfies the requirements of Nasdaq Marketplace Rule 4350(n).  The Code of Conduct is available on the Company’s website at www.crzo.net.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2007, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis except for one Form 4 filing reporting sales by S.P. Johnson IV filed on July 9, 2007, one business day late.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis covers the following topics:

•	our process of setting executive compensation;

•	the philosophy and objectives of our executive compensation program;

•	the components of our executive compensation; and

•	the tax deductibility of executive compensation.

The Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in the Compensation Committee’s charter, include each of the following:

•	Annually reviewing and approving our general compensation philosophy and overseeing the development and implementation of our compensation programs.

•
Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and having the sole authority to determine the CEO’s compensation level based on this evaluation.

•	Reviewing and approving the compensation of all of our other “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act).

•	Making recommendations to the Board with respect to our long-term incentive plan.

•
Administering our long-term incentive plan in accordance with the terms and conditions of the plan, discharging any responsibilities imposed on, and exercising all rights and powers granted to, the Compensation Committee by the plan, and overseeing the activities of the individuals and entities responsible for the day-to-day operation and administration of the plan.

Compensation Consultant

During 2007, the Compensation Committee retained AG Ferguson & Associates, Inc. (“AG Ferguson”) to assist the Compensation Committee with executive compensation matters, and the Compensation Committee has also retained AG Ferguson for 2008. AG Ferguson has assisted the Compensation Committee on executive compensation matters since 2005. AG Ferguson is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices of a group of industry peers.  The Compensation Committee determines the identity of the companies in the industry peer group annually.  In 2005 and again in 2008, AG Ferguson also prepared and presented a director compensation study using the same industry peer group.  A representative of AG Ferguson attends a meeting of the Compensation Committee each year to present their annual compensation study.  The Compensation Committee believes AG Ferguson is independent of management.  AG Ferguson works exclusively for the Compensation Committee and generally performs no services directly for management.  Management does not retain the services of a compensation consultant.

The Compensation Committee considers AG Ferguson’s market study of the industry peer group before making decisions with respect to executive compensation (including base salary, bonuses and equity-based compensation) in its discretion.

The companies that the Compensation Committee selects for the industry peer group are designed to represent our competitors of similar size and scope in the exploration and production sector of the energy industry that generally compete in our areas of operation for both business opportunities and executive talent. The industry peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The Compensation Committee approves any revisions to the peer group on an annual basis.  The Compensation Committee determined to revise the peer group used for 2007, as compared to the peer group used for 2006, in order to provide a better representation of our competitors of similar size.  The following 15 companies comprised the industry peer group used during 2007:

•	ATP Oil & Gas Corporation

•	Berry Petroleum Company

•	Cabot Oil & Gas Corporation

•	Comstock Resources, Inc.

•	Forest Oil Corporation

•	Goodrich Petroleum Corporation

•	Parallel Petroleum Corporation

•	Penn Virginia Corporation

•	Petrohawk Energy Corporation

•	PetroQuest Energy, Inc.

•	Pioneer Natural Resources Company

•	Quicksilver Resources, Inc.

•	Range Resources Corporation

•	St. Mary Land and Exploration Company

•	Swift Energy Company

Role of Executive Officers in Our Executive Compensation Program

Our CEO annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers (but not for himself), based in part on AG Ferguson’s market study.  Both our CEO and our CFO participate in meetings of the Compensation Committee to discuss executive compensation, but they are subsequently excused to allow the members of the Compensation Committee to meet in executive session.

Philosophy and Objectives of Our Executive Compensation Program

The guiding philosophy and specific objectives of our compensation program are: (1) to align executive compensation design and outcomes with our business strategy, (2) to encourage management to create sustained value for our shareholders, (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation, with the goal of focusing a majority of the total compensation package on a balance of short-term and long-term performance based incentives, (b) aligning incentive plan goals with shareholder value-added measures and (c) having an open and objective discussion with management and the Compensation Committee in setting goals for and measuring performance of the named executive officers.  We believe that each of these objectives is important to our compensation program.  Our compensation program is designed to reward our executives for meeting or exceeding the short-term financial and operating goals and the long-term strategy of the Company.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base pay is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at the companies in our industry peer group.  The Compensation Committee reviews comparable salary information provided by AG Ferguson as one factor to be considered in determining the base pay for our executive officers and aims for base pay for our executives to be within a general range of the median for the peer group.  Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance.  The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible.  The employment contracts of the named executive officers provide that base pay will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to our other executives.  In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries.  The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base pay of the named executive officers in its discretion.

Annual Bonus

The annual bonus for each named executive officer is determined by the Compensation Committee.  The annual bonus is a cash incentive designed to motivate our executives to maximize shareholder returns.  The Compensation Committee reviews bonus information for comparable executive positions at the companies in our industry peer group provided by AG Ferguson and aims for bonuses for our executives to be within a general range of the median for the peer group. The Compensation Committee also considers the other factors described above under “Base Salary.”  The employment agreement of each named executive officer contemplates annual bonus awards in an amount comparable to the annual bonus awards of other named executive officers, taking into account the individual’s position and responsibilities.  The Compensation Committee ultimately makes a decision regarding the bonuses of the named executive officers in its discretion.  In April 2007, with respect to 2006, each of Messrs. Johnson, Boling, Fisher, Evans and Smith was awarded a bonus equal to 100%, 72%, 90%, 80% and 20%, respectively, of their annual base pay.  In April 2008, with respect to 2007, each of Messrs. Johnson, Boling, Fisher,

Evans and Smith was awarded a bonus equal to 100%, 93%, 92%, 83% and 81%, respectively, of their annual base pay.  See Note 1 to the “Summary Compensation Table” for more information on the bonuses.

Long-Term Equity-Based Compensation

The objectives of our long-term incentive plan are to (1) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (2) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success by making awards designed to provide participants in the plan with a proprietary interest in our growth and performance.  Long-term equity-based compensation is tied to shareholder return.

Particularly in recent years, the market for executives in our industry has grown increasingly competitive.  The Compensation Committee believes, therefore, that equity compensation awards are particularly important in retaining our executives and attracting new executives.  Under our incentive plan, long-term incentive compensation includes stock options, which generally have a ten-year term and vest on a schedule determined by the Compensation Committee or the Board of Directors.  The exercise price of stock options granted is equal to or greater than the fair market value of our common stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the common stock appreciates.  Stock options are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance the value of our company and, hence, the price of the common stock and each shareholder’s return.

Although we have in the past relied upon stock option awards to provide long-term incentives for our executives, in the last several years the Compensation Committee has begun to rely upon restricted stock.  Particularly given the significant increase in our stock price in the past several years, the Compensation Committee believes that the use of restricted stock may be a preferable tool to incentivize executive officers.  The Compensation Committee reviews incentive award information for comparable executive positions at the companies in our industry peer group provided by AG Ferguson and aims for the size of awards for our executives to be within a general range of the median for the peer group.  The Compensation Committee also considers the other factors described above under “Base Salary.”  The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers in its discretion.  The shares of restricted stock generally vest in one-third increments over a three-year period, although the Compensation Committee has also granted special awards that have different vesting schedules.  The three-year vesting period the Compensation Committee adopted is designed to encourage the retention of our executives.  The Compensation Committee retains the flexibility to grant either restricted stock or stock options in the future, depending on various factors, including the price of the common stock.

We may periodically grant new awards to provide continuing incentive for future performance.  In making the decision to grant additional awards, the Compensation Committee consider factors such as the size of previous grants and the number of awards held.  In determining whether to grant executive officers awards under the plan, the Compensation Committee considers factors, including that executive’s current ownership stake in our company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those awards would encourage the executive to remain with us and the value of the executive’s service to us.  We do not currently have any stock ownership guidelines for officers or directors.

In addition to regular grants, the Compensation Committee or the Board of Directors may from time to time grant shares of restricted stock or stock options to newly hired executives as a hiring incentive.

Severance and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control.  The employment agreements contain change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group.  The Compensation Committee believes these agreements encourage executives to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

Perquisites and Other Benefits

We also make 401(k) contributions and pay insurance premiums for the named executive officers and our other employees.  We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our peer group.  In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but we have since adopted a policy that we will not grant any overriding royalty interests to our executive officers.  We also have a “notional” overriding royalty interest participation arrangement with Mr. Fisher, which is not an assigned legal interest but is based on our oil and gas production in a certain operated field located in our Barnett Shale area in the Fort Worth Basin.  Mr. Fisher’s “Other Compensation” for 2007 and 2006 included $2,578 and $7,039 of compensation from overriding royalty interests and $18,193 and $8,941 of compensation from this “notional” overriding royalty interest, respectively.  See Note 4 to the “Summary Compensation Table” for more information.  We believe this arrangement serves as an additional incentive for Mr. Fisher, as Vice President and Chief Operating Officer, to create value for our shareholders.  We may grant similar “notional” overriding royalty participation rights to our named executive officers from time to time in the future.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of compensation paid to certain executives, unless it is “performance-based compensation.”  The Compensation Committee and the Board of Directors will take deductibility or nondeductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during 2007 and 2006 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated executive officers serving at December 31, 2007 (collectively, the “named executive officers”).

Name an Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3	All Other Compensation ($)(4)	Total ($)
S. P. Johnson IV President and Chief Executive Officer	2007	348,875	360,000	346,281	28,155	11,902	1,095,213
	2006	313,958	330,000	121,525	58,364	10,022	833,969
Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	2007	208,333	193,500	427,893	6,542	7,373	843,641
	2006	188,239	140,400	301,291	44,142	6,250	680,322
J. Bradley Fisher Vice President and Chief Operating Officer	2007	250,000	229,500	551,399	11,410	29,629	1,071,938
	2006	245,907	216,000	405,609	11,410	23,677	902,603
Gregory E. Evans Vice President of Exploration	2007	203,333	168,000	414,538	48,327	7,168	841,366
	2006	185,770	152,000	288,475	48,327	6,176	680,748
Richard H. Smith(5) Vice President of Land	2007	186,667	152,000	142,808	0	6,618	488,093
	2006	66,916	36,440	31,825	0	158	135,339

___________

(1)	The amounts shown for 2007 and 2006 include amounts earned with respect to 2007 and 2006 but paid in the second quarter of 2008 and 2007, respectively.

(2)
Represents the compensation cost recognized by us in the applicable year related to restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123(R).  For a discussion of the valuation assumptions, see Note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.  See “Grants of Plan-Based Awards Table” for information on awards of restricted stock that we granted in 2007.

(3)
We did not grant any stock option awards in 2007 or 2006.  These amounts represent the compensation cost recognized by us in the applicable year related to option awards in prior years, in accordance with Statement of Financial Accounting Standards No. 123(R).  For a discussion of the valuation assumptions, see Note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The amounts shown as “All Other Compensation” for the named executive officers include the following:

	Year	Mr. Johnson	Mr. Boling	Mr. Fisher	Mr. Evans	Mr. Smith
Matching contributions under the 401(K) Plan	2007 2006	$ 11,063 9,377	$ 6,583 5,605	$ 7,906 7,052	$ 6,425 5,531	$ 5,904 ─
Life insurance premium	2007 2006	839 645	790 645	952 645	743 645	714 158
Overriding royalties	2007 2006	─ ─	─ ─	20,771 15,980	─ ─	─ ─

See “Compensation Discussion and Analysis — Perquisites and Other Benefits” for a discussion of overriding royalties granted to certain named executive officers.

(5)	Mr. Smith joined our Company in August 2006.

GRANTS OF PLAN-BASED AWARDS

The table below contains information with respect to plan-based awards to the named executive officers during 2007.

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($/Sh) (1)

S. P. Johnson IV	5/29/07	13,715	$542,565
Paul F. Boling	5/29/07	7,990	316,084
J. Bradley Fisher	5/29/07	9,370	370,677
Gregory E. Evans	5/29/07	7,825	309,557
Richard H. Smith	5/29/07	6,845	270,788
_____________

(1)
Represents the grant date fair value per share of the awards calculated in accordance with Statement of Financial Accounting Standards No. 123(R).  For a discussion of the valuation assumptions, see Note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
S. P. Johnson	100,000	─	─	2.25	2/17/2010	─	─
	25,000	─	─	3.14	4/28/2010	─	─
	45,000	─	─	4.01	12/6/2011	─	─
	50,000	─	─	4.43	4/7/2013	─	─
	8,334	─	─	8.27	9/3/2014	─	─
	5,556(2)	2,778(2)	─	15.01	2/28/2015	─	─
	─	─	─	─	─	3,100(3)	169,725(3)
	─	─	─	─	─	10,000(4)	547,500(4)
	─	─	─	─	─	13,715(5)	750,896(5)
Paul F. Boling	19,250	─	─	6.98	2/19/2014	─	─
	─	─	─	─	─	1,570(3)	85,958(3)
	─	─	─	─	─	25,000(6)	1,368,750(6)
	─	─	─	─	─	3,067(4)	167,918(4)
	─	─	─	─	─	7,990(5)	437,453(5)
J. Bradley Fisher	─	─	─	─	─	1,950(3)	106,763(3)
	─	─	─	─	─	35,000(6)	1,916,250(6)
	─	─	─	─	─	2,666(4)	145,964(4)
	─	─	─	─	─	9,370(5)	513,008(5)
Gregory E. Evans	6,666(7)	6,667(7)	─	14.90	3/2/2015	500(3)	27,375(3)
	─	─	─	─	─	25,000(6)	1,368,750(6)
	─	─	─	─	─	3,333(4)	182,482(4)
	─	─	─	─	─	7,825(5)	428,419(5)
Richard H. Smith	─	─	─	─	─	10,000(8)	547,500(8)
	─	─	─	─	─	1,260 (5)	68,985(5)
	─	─	─	─	─	5,585(9)	305,779(9)
_____________

(1)	Based on the closing market price of our common stock on the Nasdaq Global Select Market on December 31, 2007 ($54.75 per share).

(2)	Represents an award of options to purchase 8,334 shares of common stock that vested/vests in one-third increments on February 28, 2006, 2007, and 2008.

(3)	Represents an award of shares of restricted stock, which vest on May 23, 2008.

(4)	Represents an award of shares of restricted stock, half of which vest on May 23, 2008 and the other half of which vest on May 23, 2009.

(5)	Represent an award of shares of restricted stock, 15% of which vests on May 29, 2008, 60% of which vests on May 29, 2009 and the remaining 25% of which vests on May 29, 2010.

(6)	Represents an award of shares of restricted stock that vests on July 23, 2008.

(7)	Represents an award of options to purchase 20,000 shares of common stock that vested/vests in one-third increments on March 2, 2006, 2007 and 2008.

(8)	Represents an award of shares of restricted stock, half of which vests on September 22, 2008 and the other half of which vest on September 22, 2009.

(9)	Represents an award of shares of restricted stock that vests on May 29, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table shows information concerning the amounts realized by the named executive officers on the exercise of options to purchase our common stock during 2007, and the vesting of restricted share awards during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S. P. Johnson IV	─	─	8,100	319,221
Paul F. Boling	19,750	808,384	3,103	121,793
J. Bradley Fisher	15,000	685,634	3,283	128,858
Gregory E. Evans	6,667	211,951	2,167	85,055
Richard H. Smith	─	─	5,000	223,100

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Mr. Parker and Mr. Ramsey.  There are no matters relating to interlocks or insider participation that we are required to report.

Certain Transactions

The Charter of the Audit Committee also provides that the committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest.  In addition, our Code of Conduct requires that directors and officers and other employees disclose possible conflicts of interest to our Chief Executive Officer, Chief Financial Officer or a member of the Audit Committee.

Pinnacle Transaction

We formed Pinnacle Gas Resources, Inc. (“Pinnacle”) in 2003 when we and Rocky Mountain Gas, Inc. contributed interests in certain leases for coal bed methane properties to a joint venture.  Simultaneously, affiliates and related parties of CSFB Private Equity (“CSFB Parties”) contributed cash to Pinnacle.  The CSFB Parties currently own approximately 33% of the outstanding shares of Pinnacle.  During the second quarter of 2007, Pinnacle became a publicly traded entity on the Nasdaq Global Market.

We, the CSFB Parties and others are party to an agreement providing generally for multiple demand registration rights with respect to the Pinnacle common stock in favor of the CSFB Parties, one demand registration right in favor of the Company and certain piggyback registration rights for the Company subject to the satisfaction of specified conditions.  In June 2007, CCBM sold 41,894 shares of Pinnacle stock pursuant to registration rights it received from Pinnacle.  As of December 31, 2007, CCBM owned 2,417,208 shares of Pinnacle common stock.

We previously had the right to appoint two members of Pinnacle’s board of directors.  We agreed to give up this right in connection with certain recapitalization and financing transactions.  However, Mr. Johnson and Mr. Parker currently serve on Pinnacle’s board of directors.

Our Chairman, Steven A. Webster, serves as Chairman of Global Energy Partners, which through June 30, 2005, was an affiliate of CSFB Private Equity.  Mr. Webster now serves as Co-Managing Partner of Avista Capital Partners LP, which is not affiliated with CSFB but which has an affiliate that provides consulting services to an affiliate of CSFB.  Mr. Webster and certain of his Avista associates serve on the board of directors of Pinnacle.

On October 15, 2007, Pinnacle, Quest Resource Corporation (“Quest”), and Quest Merger Sub, Inc., a wholly owned subsidiary of Quest (“Merger Sub”), entered into an agreement and plan of merger whereby Merger Sub will merge with and into Pinnacle. The merger agreement provides for Quest’s acquisition of all of the issued and outstanding shares of Pinnacle’s common stock for aggregate consideration of approximately 15.5 million shares of Quest’s common stock, or approximately $98 million based on the closing price of Quest’s common stock on March 28, 2008.  Upon completion of the merger, each share of Pinnacle’s common stock will be converted into the right to receive 0.5278 shares of Quest’s common stock.  Completion of the merger transaction is conditioned upon, among other things, adoption of the merger agreement by both Pinnacle’s and Quest’s stockholders.

Certain Matters Regarding Mr. Webster

In December 2001, the Company sold to Mr. Webster a 2% working interest in certain leases in Matagorda County and the right to participate in the Staubach #1 well located within those leases in exchange for $20,000 and the payment by Mr. Webster of a 33% promoted interest for drilling costs through casing point of that well.  The terms of this sale were consistent with the terms of sales to other participants in this project.

In November 1999, the Company entered into a month-to-month agreement, as amended, with San Felipe Resource Company, an entity owned by Mr. Webster, under which Mr. Webster provides consulting services to the Company in exchange for a fee of $15,000 per month.

Due to the limited capital available in the first half of 2006 to fund all of our ongoing lease acquisition efforts in the Barnett Shale and other shale plays, we elected to enter into several lease option agreements with a number of third parties and with Mr. Webster (collectively, the “counterparties”). The terms and conditions of the leasing arrangement (agreement terms are described below) with Mr. Webster are consistent with the leasing arrangements we entered into with the other third parties. These leasing arrangements provide us the option to purchase leases from the counterparties, over an option period, generally 90 days, for the counterparties’ original cost of the leases plus an option fee. Strategically, these leasing arrangements have allowed us to temporarily control important acreage positions during periods that we have lacked sufficient capital to directly acquire such oil and gas leases.

Since May 2006, we have acquired certain oil and gas leases through the aforementioned lease option arrangement with Mr. Webster. The acquisitions were made pursuant to a land option agreement between Mr. Webster and us dated January 25, 2006. The terms and conditions of this leasing arrangement with Mr. Webster are consistent with leasing arrangements we have entered into with the other third parties. Under the option agreement, Mr. Webster agreed to acquire oil and gas leases in areas where we are actively leasing or where we deem prospective. On or before the 90th day from the date that Mr. Webster acquires any lease in these areas, we have the option to acquire these leases from Mr. Webster for 110% of Mr. Webster’s purchase price or, on the 90th day, pay a non-refundable 10% option extension fee to add a second 90-day option period. On or before the end of this second 90-day option period, we have the option to pay Mr. Webster 110% of his original purchase price to acquire the lease. If, at the end of the second option period, we have not exercised our purchase option, Mr. Webster will retain ownership of the oil and gas leases. In addition to the cash payments described above, we will assign a one-half of one percent of 8/8ths overriding royalty interest (proportionally reduced to the actual net interest in any given lease acquired) on any lease we acquire from Mr. Webster in the first 90-day option period and a one percent of 8/8ths overriding royalty interest (also proportionally reduced) on any lease acquired from Mr. Webster in the second 90-day option period. As of December 31, 2006, Mr. Webster had acquired oil and gas leases for approximately $4.2 million, we had paid approximately $4.4 million for leases from Mr. Webster and we had made option extension payments of approximately $48,000 to Mr. Webster.  There are currently no outstanding lease options under our arrangement with Mr. Webster.  There was no activity under this arrangement in 2007.  We may continue to use these arrangements as a strategic alternative.

Certain Matters Regarding Mr. Carter

Mr. Carter and his immediate family members collectively own interests directly and indirectly through entities, which are royalty owners in the Company’s Louisiana Delta Farms #1, Louisiana Delta Farms #2 and King Gas #1.  Mr. Carter also serves as an executive officer, general partner or controlling shareholder of these entities (the “Black Stone Entities”) and in some cases he and his family hold substantial interests in these entities.  The Black Stone Entities acquired the royalty interests from a third party in June 2004.  The Company estimates that, during 2007, (1) the Black Stone Entities collectively earned approximately $663,000 from working interests in which the Company is a partial owner, (2) approximately $20,400 of the amount received from these working interests was attributable to the ownership of Mr. Carter and his immediate family, and (3) Mr. Carter’s family members received approximately $5,500 directly from these working interests.  In addition, the Black Stone Entities own royalty interests in the undeveloped Lazarus and Twins Prospects, which the Company may develop in the future.

In 2007 and 2006, we acquired certain oil and gas leases for approximately $0.2 million and $1.1 million, respectively, from Black Stone Acquisitions Partners I L.P., the general partner of which is Black Stone Minerals Company L.P. (“Black Stone Minerals”).  Thomas L. Carter, Jr., a member of our board of directors, is the Chief Executive Officer and an owner of a significant interest in Black Stone Minerals.  Black Stone Acquisitions Partners also retains a royalty interest in the acquired leases, which are located in Mississippi.  The terms and conditions of the lease agreement with Black Stone Acquisitions Partners I L.P. are generally consistent with the lease agreements that we have entered into with other third parties.

Employment Agreements

The Company has entered into employment agreements with each executive officer listed below.  The following chart shows the annual base salaries that these executive officers will be paid by the Company effective May 1, 2008.

Name and Current Position	Annual Salary

S. P. Johnson IV	$432,000
President and Chief Executive Officer
Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	$237,000
J. Bradley Fisher Vice President and Chief Operating Officer	$300,000
Gregory E. Evans Vice President of Exploration	$234,000
Richard H. Smith Vice President of Land	$215,000
__________

Each of the employment agreements of Mr. Johnson and Mr. Fisher has an initial three-year term; provided that at the end of the second year of such initial term and on every day thereafter, the term of each such employment agreement will automatically be extended for one day, such that the remaining term of the agreement shall never be less than one year. The employment agreements for Mr. Boling, Mr. Evans and Mr. Smith have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as “for cause” in the agreement), or if employment is terminated either (x) for any reason (including by reason of death) during a sixty day period following the elapse of one year after such a change of control (“window period”) or (y) by the employee with good reason (as defined), under the agreements the employee will generally be entitled to (1) an immediate lump sum cash payment equal to 150% for Messrs. Johnson and Fisher and 100% in the case of Mr. Boling, Mr. Evans and Mr. Smith (375% for Mr. Johnson and 275% for Mr. Fisher, if termination occurs after or in anticipation of a change of control) of his annual base salary that would have been payable for the remainder of the term of the applicable agreement discounted at 6%, (2) continued participation in all the Company’s welfare benefit plans and continued life insurance and medical benefits coverage, (3) a pro-rated bonus for the year of termination and (4) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term.  If the termination is after or in anticipation of a change of control, the assumed remaining employment period for Mr. Boling, Mr. Evans and Mr. Smith for purposes of calculating the lump sum described above in subparagraph (1) shall be 18 months.  If employment terminates due to death of the employee and other than in a window period, the Company will pay a sum equal to the amount of the employee’s annual base salary for the remaining term of the agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company, a prorated annual bonus for the year of death, continued welfare benefits for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above.

The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual’s position and responsibilities.  In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys fees pending a dispute if the termination occurred within two years after a change in control (as defined in the agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control.  The agreements also provide that the employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control.  Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following tables provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change in control of our company.

Executive Benefits and Payments Upon Termination of S. P. Johnson IV (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death	Disability
Severance Payments	$0	$855,569	(2)	$0	$1,615,611	(3)	$848,875	$855,569
Long-Term Incentives:
Unvested and Accelerated Stock Options (4)	$0	$110,398		$0	$110,398		$110,398	$110,398
Unvested and Accelerated Restricted Shares (5)	$0	$1,468,121		$0	$1,468,121		$1,468,121	$1,468,121
Life Insurance Proceeds	$0	$0		$0	$0		$500,000	$0
Disability Benefits	$0	$0		$0	$0		$0	$0	(6)
Benefits Continuation	$0	$20,004		$0	$20,004		$20,004	$20,004
280G Tax Gross-up	$0	$0		$0	$607,044		$0	$0
Total:	$0	$2,454,092		$0	$3,821,178		$2,947,398	$2,454,092

(1)
The executive’s base salary as of December 31, 2007 was $348,000.  Information in this table assumes a termination date of December 31, 2007 and a price per share of our common stock of $54.75 (the closing market price per share on December 31, 2007).

(2)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 150% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is one year later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 375% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is one year later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of stock options that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(6)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Paul F. Boling (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death	Disability
Severance Payments	$0	$351,717	(2)	$0	$448,138	(3)	$150,000	$351,717
Long-Term Incentives:
Unvested and Accelerated Stock Options (4)	$0	$0		$0	$0		$0	$0
Unvested and Accelerated Restricted Shares (5)	$0	$2,060,000		$0	$2,060,000		$2,060,000	$2,060,000
Life Insurance Proceeds	$0	$0		$0	$0		$500,000	$0
Disability Benefits	$0	$0		$0	$0		$0	$0	(6)
Benefits Continuation	$0	$20,004		$0	$20,004		$20,004	$20,004
280G Tax Gross-up	$0	$0		$0	$0		$0	$0
Total:	$0	$2,431,781		$0	$2,528,202		$2,730,064	$2,431,781

(1)
The executive’s base salary as of December 31, 2007 was $208,000.  Information in this table assumes a termination date of December 31, 2007 and a price per share of our common stock of $54.75 (the closing market price per share on December 31, 2007).

(2)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is twelve months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is eighteen months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of stock options that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(6)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of J. Bradley Fisher (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death	Disability
Severance Payments	$0	$588,092	(2)	$0	$890,668	(3)	$225,000	$588,092
Long-Term Incentives:
Unvested and Accelerated Stock Options (4)	$0	$0		$0	$0		$0	$0
Unvested and Accelerated Restricted Shares (5)	$0	$2,682,020		$0	$2,682,020		$2,682,020	$2,682,020
Life Insurance Proceeds	$0	$0		$0	$0		$500,000	$0
Disability Benefits	$0	$0		$0	$0		$0	$0	(6)
Benefits Continuation	$0	$20,004		$0	$20,004		$20,004	$20,004
280G Tax Gross-up	$0	$0		$0	$0		$0	$0
Total:	$0	$3,290,116		$0	$3,595,692		$3,427,024	$3,290,116

(1)
The executive’s base salary as of December 31, 2007 was $250,000.  Information in this table assumes a termination date of December 31, 2007 and a price per share of our common stock of $54.75 (the closing market price per share on December 31, 2007).

(2)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 275% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is one year later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 150% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is one year later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of stock options that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(6)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Gregory E. Evans (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death	Disability
Severance Payments	$0	$359,542	(2)	$0	$453,649	(3)	$162,666	$359,542
Long-Term Incentives:
Unvested and Accelerated Stock Options (4)	$0	$265,680		$0	$265,680		$265,680	$265,680
Unvested and Accelerated Restricted Shares (5)	$0	$2,007,044		$0	$2,007,044		$2,007,044	$2,007,044
Life Insurance Proceeds	$0	$0		$0	$0		$500,000	$0
Disability Benefits	$0	$0		$0	$0		$0	$0	(6)
Benefits Continuation	$0	$20,004		$0	$20,004		$20,004	$20,004
280G Tax Gross-up	$0	$0		$0	$201,410		$0	$0
Total:	$0	$2,652,270		$0	$2,947,787		$2,953,394	$2,652,270

(1)
The executive’s base salary as of December 31, 2007 was $203,000.  Information in this table assumes a termination date of December 31, 2007 and a price per share of our common stock of $54.75 (the closing market price per share on December 31, 2007).

(2)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is twelve months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is eighteen months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of stock options that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(6)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Richard H. Smith (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death	Disability
Severance Payments	$0	$218,073	(2)	$0	$304,466	(3)	$37,333	$218,073
Long-Term Incentives
Unvested and Accelerated Stock Options (4)	$0	$0		$0	$0		$0	$0
Unvested and Accelerated Restricted Shares (5)	$0	$922,264		$0	$922,264		$922,264	$922,264
Life Insurance Proceeds	$0	$0		$0	$0		$500,000	$0
Disability Benefits	$0	$0		$0	$0		$0	$0	(6)
Benefits Continuation	$0	$20,004		$0	$20,004		$20,004	$20,004
280G Tax Gross-up	$0	$0		$0	$155,515		$0	$0
Total:	$0	$1,160,340		$0	$1,402,248		$1,479,601	$1,160,340

(1)
The executive’s base salary as of December 31, 2007 was $186,667.  Information in this table assumes a termination date of December 31, 2007 and a price per share of our common stock of $54.75 (the closing market price per share on December 31, 2007).

(2)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is twelve months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)
Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 100% of the executive’s base salary that would have been paid to the executive for the period beginning with the date of termination and ending on the date that is eighteen months later plus (b) the product of the annual bonus that would have been paid to the executive with respect to the year of the termination and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365.  This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of stock options that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2007 based on the closing market price per share of our common stock on December 31, 2007.

(6)	Our named executive officers are not eligible for any disability benefits that not available to our other employees.

Audit Committee Report

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls and financial statements and the audit process.  The Board of Directors, in its business judgment, has determined that the members of the Audit Committee are “independent,” as required by applicable standards of the Nasdaq Stock Market.  The Audit Committee operates pursuant to a written charter adopted by our Board of Directors.  A copy of the Audit Committee Charter is available on the Company’s website at www.crzo.net.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm.  The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker
Thomas L. Carter, Jr.
Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

Compensation Committee Report on Executive Compensation

Our compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement.  Based on that review and discussion, we have recommended to the Company’s board of directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2008 annual general meeting of shareholders.

This report is issued as of April 29, 2008.

The Compensation Committee

F. Gardner Parker
Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

Equity Compensation Plans

Information concerning our equity compensation plans at December 31, 2007 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding SecuritiesReflected in Column (a)) (c)
Equity compensation plans approved by security holders	761,921	$4.67	641,494

PROPOSAL 2

AMENDMENT OF ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES

The Board of Directors has approved a resolution to amend Article Four of our Amended and Restated Articles of Incorporation (as amended to date, the “Articles”) to increase (1) the total number of shares of all classes of stock which the Company will have authority to issue from 50,000,000 to 100,000,000 and (2) the number of authorized shares of Common Stock from 40,000,000 to 90,000,000 (the “Amendment”).

The proposed amendment would replace the first sentence of Article Four of the Articles with the following sentence:

“The aggregate number of shares that the corporation shall have the authority to issue, is 100,000,000 shares, consisting of 90,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.”

If the Amendment is approved by at least a majority of our outstanding shares, the Amendment will become effective upon the filing of articles of amendment with the Secretary of State of the State of Texas, which filing is expected to occur promptly after the Annual Meeting.  Thereafter, the additional shares may be issued from time to time by action of our Board of Directors on such terms and for such purposes as our Board of Directors may consider appropriate from time to time.

Current Capital Structure

Under Texas law, the Company may only issue shares of capital stock to the extent such shares have been authorized under the Articles.  The Articles currently authorize the Company to issue 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of April 25, 2008, 30,628,724 shares of Common Stock were issued and outstanding and 753,521 shares of Common Stock were reserved for issuance.  After taking into account the reserved shares, a balance of 8,617,755 authorized but unissued shares of Common Stock would be available for issuance under the Articles.  No shares of Preferred Stock as of such date were issued and outstanding or reserved for issuance.

Reasons for Amendment

The number of issued and outstanding shares of Common Stock has increased from 10,375,000 as of December 31, 1997 to 30,628,724 as of April 25, 2008.  As a result, the number of available shares of Common Stock has been reduced.  Our Board of Directors considers it desirable that it have the flexibility to have additional shares of Common Stock available for issuance in connection with possible financings, stock dividends or stock splits, acquisition transactions, employee benefit plans and other corporate purposes.  The availability of the additional shares for issuance in the future would give us greater flexibility and would generally allow shares of Common Stock to be issued without the expense and delay of a special shareholders’ meeting.

If the Amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or the rules of any stock exchange or quotation system on which the Common Stock may be listed or quoted.  The Nasdaq Global Select Market, on which the Common Stock is quoted, currently requires shareholder approval in certain instances, including in connection with transactions where the present or potential issuance of shares is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before such issuance.

The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal.  For example, in the event of a hostile attempt to take over control of Carrizo, it may be possible for us to endeavor to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of us.  The proposed Amendment therefore may have the effect of discouraging unsolicited takeover attempts and potentially limiting the opportunity for our shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal.  The proposed Amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, the Board is not aware of any attempt to take control of Carrizo, and the Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.  The Board has no current plans for the issuance of the additional shares of Common Stock for which authorization is being sought, except in connection with equity compensation plans.

To the extent that additional authorized shares are issued in the future, the issuance may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.  The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

Required Vote and Board of Directors Recommendation

Approval of the proposed Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock outstanding on the record date.  The persons named in the accompanying proxy will vote in accordance with the choice specified on the proxy, or, if no choice is properly indicated, in favor of the adoption of the proposed Amendment.  Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present but will have the same effect as a vote against the proposed Amendment.  A failure to vote shares will also have the effect of a vote against the Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

PROPOSAL 3

APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P.C.
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed, and recommends the approval of the appointment of, Pannell Kerr Forster of Texas, P.C. as independent registered public accounting firm for the fiscal year ending December 31,

2008.  PKF served as the Company’s independent public registered accounting firm for the fiscal year ended December 31, 2007.  Representatives of PKF are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PKF as the Company’s independent registered public accounting firm for 2008.  The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.  Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval.  If our shareholders do not approve the appointment of PKF, the Board of Directors will consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

PKF billed the Company as set forth in the table below for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006 and for the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2007 and 2006 and for work on other SEC filings.

Description	Fiscal 2007	Fiscal 2006
Audit Fees	$488,605	$591,622

Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the Audit Committee.  No non-audit services were performed by PKF pursuant to the de minimis exception in 2007.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of PKF as independent registered public accounting firm for the Company for 2008.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting.  The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Shareholder Proposals For Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders.  Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders must be received by the Company no later than January 17, 2009.  However, if the date of the 2009 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2008 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders.  Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s Bylaws.  The Company’s Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance).  If the date of the 2009 Annual Meeting of Shareholders is the same as the date of the 2008 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2009 Annual Meeting of Shareholders must notify the Company no later than April 6, 2009.

A copy of the Company’s Bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement.  A nomination or proposal that does not comply with the above procedures will be disregarded.  Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Householding

The 2007 Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 2007, has been mailed to all shareholders entitled to vote at the Annual Meeting on or before the date of mailing this proxy statement.  The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions.  However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that shareholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 1000 Louisiana, Suite 1500, Houston, Texas 77002, telephone number (713) 328-1000.  The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2007 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.  The Annual Report is not a part of the proxy solicitation material.

Annual Report on Form 10-K

Carrizo will provide to each shareholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for 2007, including the financial statements, schedules and a list of exhibits.  Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

/s/ Paul F. Boling
Paul F. Boling
Secretary

Dated: April 29, 2008
Houston, Texas

CARRIZO OIL & GAS, INC.

JUNE 24, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints S.P. Johnson IV and Paul F. Boling, jointly and severally, proxies, with full power of substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held on Tuesday, June 24, 2008, at The Downtown Club at Plaza, 49th Floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas, at 9:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific direction to the contrary, this proxy will be voted for proposals 1, 2 and 3.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforementioned Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CARRIZO OIL & GAS, INC.

June 24, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS		NOMINEES:			FOR	AGAINST	ABSTAIN
		☐	S.P. Johnson IV	2. Amendment of the Amended and Restated Articles
☐	FOR ALL NOMINEES	☐	Steven A. Webster	of Incorporation to increase the number of
		☐	Thomas L. Carter, Jr.	authorized shares of common stock from 40,000,000	☐	☐	☐
☐	WITHHOLD AUTHORITY	☐	Paul B. Loyd, Jr.	to 90,000,000.
	FOR ALL NOMINEES	☐	F. Gardner Parker
		☐	Roger A. Ramsey	3. Approval of the Appointment of Pannell Kerr Forster
☐	FOR ALL EXCEPT	☐	Frank A. Wojtek	of Texas, P.C. as the Company’s Independent
	(See instructions below)			Registered Public Accounting Firm for the fiscal
				year ending December 31, 2008.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark				4. With discretionary authority as to such other matters
"FOR ALL EXCEPT" and fill in the box next to each nominee you				as may properly come before the meeting.
wish to withhold, as shown here: x

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder
Date
Signature of Shareholder
Date

NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.